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Exhibit 23.1

Consent of Independent
Registered Public Accounting Firm

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of Pacira Pharmaceuticals, Inc. (for the registration of common stock, preferred stock, debt securities, warrants and units) of our report, dated March 27, 2012, on our audits of the consolidated financial statements of Pacira Pharmaceuticals, Inc. and Subsidiaries as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011. We also consent to the reference to our Firm under the caption "Experts".

/s/ J.H. Cohn LLP

Roseland, New Jersey
March 27, 2012

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm